Exhibit 99.1

Nutrisystem announces second quarter charges related to continuation of a cost reduction program and write off of remaining investment in ZeroWater

Horsham, Pa, June 12, 2009, - Nutrisystem, Inc. (NASDAQ: NTRI), a leading provider of weight management products and services, today announced it will be taking pre-tax charges in the second quarter in connection with cost reduction efforts previously announced during the company's first quarter earnings call.

The Company expects to incur one time pre-tax expenses in Q2 2009 of approximately $1 million, including severance related to the recent force reduction.

"Streamlining work processes and right sizing our organization improves our position for economic recovery and future growth; however, it is never easy to reduce the work force. People are the foundation of Nutrisystem and we thank them for their efforts and for the work that lies ahead," commented Chairman and CEO Joe Redling. The overall cost-cutting program is expected to reduce pre-tax expenses by $5-8 million for 2009.

In addition, the Company has recently decided to abandon its investment in ZeroWater, and will separately take a pre-tax charge of $3.6 million in Q2 2009 to write off its remaining investment. For income tax purposes, the abandonment will allow the Company to write-off its entire original investment in ZeroWater and reduce 2009 income tax payments by approximately $4.9 million. This reduction in income tax payments will result in a similar decrease in 2009 income tax expense including a reversal of a $3.6 million valuation allowance for deferred tax assets related to prior ZeroWater losses and impairment charges not previously considered realizable.

"During the first half of the year, we have continued to see lower consumer spending in the commercial weight loss sector, further committing us to these cost reductions for the second half of 2009," stated CFO David Clark. "With a slow start to the quarter and spending on our launch of Nutrisystem D, we will continue to see pressure to our bottom line." For Q2 2009, fully diluted EPS is currently expected to be in the $0.26 to $0.30 range including the impact of these charges and tax savings.

About Nutrisystem, Inc.
Nutrisystem, Inc. (NASDAQ: NTRI) is a leading provider of weight management products and services.  Nutrisystem is sold direct to the consumer through nutrisystem.com for convenient home delivery. The company offers proven nutritionally balanced weight-loss programs designed for women, men, and seniors, as well as the new clinically tested Nutrisystem D plan, formulated specifically to help people with type 2 diabetes lose weight. The Nutrisystem program is based on 35 years of nutrition research and offers a variety of great tasting, satisfying high-fiber, heart healthy, good carbohydrate meals that are low on the Glycemic Index and contain zero trans fats. Nutrisystem is hundreds of dollars cheaper than other weight loss programs, based on an independent study by National Business Research Institute (October 2008). The program has no membership fees and provides 24/7 weight management support by trained weight loss coaches and online weight management tools free of charge. In 2009, Nutrisystem was selected as the #1 overall online retailer in the Food and Drug category and #46 out of the top 500 online retailers overall by Internet Retailer Magazine.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding Nutrisystem's outlook and guidance for the second quarter and full year 2009, its expectations regarding the effect of economic and competitive pressures and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in Nutrisystem, Inc.'s 2008 Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. Nutrisystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:
Cindy Warner Investor Relations Nutrisystem, Inc. Tel: 215-346-8136 Email: IR@nutrisystem.com